Exhibit 99.1

Michael Centron, Seasoned Financial and Biotechnology Industry

Executive, Joins OXIS as Chief Financial Officer

Strengthened OXIS BioCheck Management Team Expects to Drive Growth Opportunities for New Products in Cardiac Risk Assessment and Custom Assay Development

PORTLAND, Ore.--(BUSINESS WIRE)--Jan. 10, 2006--OXIS International, Inc. (OTCBB:OXIS) (Nouveau Marche:OXIS) (FWB:OXI), specialists in developing technologies for the diagnosis of diseases resulting from oxidative stress, today announced that Michael Centron was appointed as the Company's Vice President and Chief Financial Officer.

"Michael brings to OXIS over twenty years of hands-on financial management, reporting and biotechnology industry experience," stated Steve Guillen, CEO and President of OXIS. "We look forward to his contributions as we strengthen our position in the growing clinical diagnostics market through the recent majority stake acquisition of BioCheck."

"I look forward to working with Steve, BioCheck's CEO John Chen, and their operations teams to further focus the combined company on the path to growth and profitability," said Michael Centron.

Prior to joining OXIS, Mr. Centron served as Vice President, Finance and Administration and Principal Accounting Officer of Large Scale Biology Corporation, a biomanufacturing company specializing in developing and commercializing plant-made pharmaceutical proteins and vaccines. At LSBC Mr. Centron successfully helped to raise over $50 million in private equity financings and $100 million through an Initial Public Offering. He joined LSBC in 1988 as Controller and had served as Treasurer since 1991. Prior to LSBC, Mr. Centron worked for Varian Associates and Arthur Young and Co. (currently Ernst & Young). Mr. Centron is a certified public accountant and received his M.B.A. degree from the University of California, Berkeley and his B.S. degree from the Wharton School of the University of Pennsylvania.

About OXIS

OXIS International Inc., headquartered in Portland, Oregon, focuses on developing technologies and products to research, diagnose, treat and prevent diseases associated with damage from free radical and reactive oxygen species -- diseases of oxidative stress. The company holds the rights to three therapeutic classes of compounds in the area of oxidative stress, and develops, manufactures and markets products and technologies to diagnose and treat diseases caused by oxidative stress. More information about OXIS and its products, services as well as current SEC filings may be obtained by visiting the Company's Web site at http://www.oxis.com.

Statements in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, any statements regarding beliefs, plans, estimates, projections, expectations, goals or intentions regarding the future. Forward-looking statements in this release include statements regarding (i) management's expectations regarding the company's growth opportunities for new products in cardiac risk assessment and custom assay development; (ii) the consummation of the merger of OXIS and Bio Check (iii) management's expectations regarding the combined company's profitability.

It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the documents filed by the company with the Securities and Exchange Commission, specifically the annual report on Form 10-KSB for the year ended December 31, 2004, filed with the Securities and Exchange Commission on February 25, 2005, the Company's quarterly report on Form 10-QSB filed with the Securities and Exchange Commission on November 14, 2005, and the Company's current report on Form 8-K filed with the Securities and Exchange Commission on January 10, 2006.

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CONTACT: Deliberate Co.

Anna Gralinska, 877-879-2994 (Media Relations)

annag@deliberatecompany.com